Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of July 26, 2013 (the “Third Supplemental Indenture”), by and among Obagi Medical Products, Inc. (“Obagi”), OMP, Inc. (“OMP”), Valeant Pharmaceuticals International, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, each of VPI Escrow Corp., a Delaware corporation, the Company, Valeant Pharmaceuticals International, Inc., a corporation continued under the federal laws of Canada (“Parent”) and the Subsidiary Guarantors (as defined in the Indenture referred to below) then party hereto, has heretofore executed and delivered to the Trustee an Indenture, dated as of October 4, 2012  (the “Indenture”), providing for the issuance of 6.375% Senior Notes due 2020 (the “Securities”);

WHEREAS, pursuant to a supplemental indenture (the “Supplemental Indenture”) dated as of October 4, 2012, among the Company, Parent, the Subsidiary Guarantors (as defined in the Supplemental Indenture) party thereto, and the Trustee, the Company has unconditionally assumed all of VPI Escrow Corp.’s obligations under the Securities;

WHEREAS, Obagi desires to provide a full and unconditional guarantee (the “Obagi Guarantee”) of the obligations of the Company under the Securities and the Indenture on the terms and conditions set forth herein;

WHEREAS, OMP desires to provide a full and unconditional guarantee (together with the Obagi Guarantee, the “Guarantee”) of the obligations of the Company under the Securities and the Indenture on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Trustee, Obagi and OMP are authorized to execute and deliver this Third Supplemental Indenture; and

 WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to the Third Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.           Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

2.           Guarantee.  Obagi and OMP hereby agree, jointly and severally, to provide a full and unconditional guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including, but not limited to, Article 10 thereof.

3.           Effectiveness of Third Supplemental Indenture.  This Third Supplemental Indenture shall become effective upon the execution and delivery of this Third Supplemental Indenture by the Company, Obagi, OMP and the Trustee.

4.           Indenture Remains in Full Force and Effect.  This Third Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Securities, to the extent not inconsistent with the terms and provisions of this Third Supplemental Indenture, shall remain in full force and effect.

5.           No Recourse Against Others.  No stockholder, officer, director or incorporator, as such, past, present or future of Obagi or OMP shall have any personal liability under this Guarantee, the Securities, the Indenture or this Third Supplemental Indenture by reason of his, her or its status as such stockholder, officer, director or incorporator.

6.           Headings.  The headings of the Articles and Sections of this Third Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.

7.           Counterparts.  This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

8.           Governing Law.  This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

9.           Trustee Disclaimer.  The Trustee is not responsible for the validity or sufficiency of this Third Supplemental Indenture nor for the recitals herein.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first written above.

Company:	VALEANT PHARMACEUTICALS INTERNATIONAL

	By:	/s/ Howard B. Schiller
		Name:	Howard B. Schiller
		Title:	Executive Vice President and Chief Financial Officer

Obagi:	OBAGI MEDICAL PRODUCTS, INC.

	By:	/s/ Linda LaGorga
		Name:	Linda LaGorga
		Title:	Treasurer

OMP:	OMP, INC.

	By:	/s/ Linda LaGorga
		Name:	Linda LaGorga
		Title:	Treasurer

[Signature Page to Third Supplemental Indenture to October Indenture]

Trustee:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

	By:	/s/ Teresa Petta
		Name:	Teresa Petta
		Title:	Authorized Signatory

[Signature Page to Third Supplemental Indenture to October Indenture]